                                             Exhibit 10.13

                              EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT made as of this 21st day of August, 1995 ("Agreement"), by and among IMT ACQUISITION CORP., a Delaware corporation (the "Company"), APOLLO HOLDING, INC., a Delaware corporation ("Apollo") and JOSEPH
A. SAPONARO, an individual (the "Executive").

                                   WITNESSETH:

     WHEREAS, Apollo and the Company have entered into the Agreement and Plan of Merger dated as of April 6, 1995 (the "Merger Agreement") with Intermetrics, Inc., a Delaware corporation ("Intermetrics"), pursuant to which, among other things, the Company will merge (the "Merger") with and into Intermetrics and the holders of the then outstanding shares of the common stock of Intermetrics will receive a price of $6.80 per share.

     WHEREAS, Apollo and the Company (references hereinafter to Company include the Surviving Corporation as defined in the Merger Agreement) wish to retain the services of the Executive as President of the Company and the Executive is willing, upon the terms and conditions herein set forth, to serve as President of the Company.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained in this Agreement, the Company and the Executive, intending to be legally bound hereby, agree as follows:

     1. Employment; Purchase of Apollo Common Stock.

          (a) Subject to the terms and conditions hereinafter set forth, Apollo and the Company hereby each employ the Executive as President of Apollo and the Company, and the Executive hereby accepts such employment.

          (b) Executive shall have the right to acquire up to 36,000 shares of Class A Common Stock ("Common Stock") at a price of $6.25 per share or a total of $225,000, either through cash purchases or an exchange of shares of common stock of Intermetrics for shares of Class A Common Stock of Apollo in connection with the capitalization of Apollo immediately prior to the effectiveness of the Merger. The Executive agrees to execute the Subscription and Stockholders Agreement dated as of August 21, 1995, among Apollo and its stockholders (the "Stockholders Agreement").

     2. Term. The term of employment of the Executive by the Company pursuant to this Agreement (the "Employment Term") shall commence with the Closing Date (as defined in the Merger Agreement) ("Commencement Date"), and shall terminate upon the earlier of (a) the second anniversary of the Commencement Date or (b) the date on which the employment of the Executive hereunder is terminated pursuant to
Section 7 hereof. The Employment Term shall be automatically renewed for successive one-year periods unless terminated by either Executive or the Company upon at least 90 days written notice prior to the end of the initial term or any successive one-year term.

     3. Duties and Authority. During the Employment Term, the Executive shall render his services to the Company as President of the Company. In addition to the foregoing, the Executive shall hold, without additional compensation therefor, a seat on Apollo's and the Company's Board of Directors, and such other offices, directorships or memberships on committees of Apollo and/or any direct or indirect subsidiary of Apollo to which, from time to time during the Employment Term, the Executive may be elected or appointed. During the Employment Term, the Executive shall devote his full business time, efforts, energy and skill solely to the business of the Company in accordance with the reasonable directions and policies of the Board of Directors of Apollo and the Company in accordance with Executive's talent, skill and experience in a prudent manner and will use his best efforts to promote the interests thereof.

     4. Compensation.

          (a) Base Salary. In consideration of the services to be rendered by the Executive pursuant to this Agreement, including, without limitation, any services which may be rendered by the Executive as an officer, director or member of any committee of Apollo or any direct or indirect subsidiary of Apollo, the Company shall pay or cause to be paid to the Executive during the Employment Term, and the Executive shall accept, compensation at the rate of two hundred and thirty hundred thousand dollars ($230,000.00) per annum (the "Base Salary") or such greater amount as may be approved from time to time by the Board of Directors of the Company, in its sole discretion. The Company's obligation to pay Base Salary shall begin to accrue on the Commencement Date and shall be payable in accordance with the standard payroll practices of the Company which are in effect from time to time during the Employment Term. The Executive's Base Salary shall be subject to all applicable withholding and other taxes.

          (b) Performance Options.  Apollo hereby issues Executive options
              -------------------
     ("Performance Options") to purchase up to an aggregate maximum of 25,440 shares of Class D Common Stock (the "Maximum Option Shares"), which is equal to 3% of the Common Stock outstanding at the time of the Merger, at the Option price of $6.25 per share ("Option Price") which are exercisable if the terms and conditions set forth below in this subsection (b) are satisfied. The Performance Options shall be granted for a ten-year period commencing on the Commencement Date, and shall become exercisable if, subject to Section 4(d), the Executive is employed by the Company on the date of the Performance Options become exercisable, after the Company's receipt of its audited financial statements for a relevant fiscal year date and if:

                (1) (A) For each fiscal period from the Closing commencing with the period from Closing to the end of Apollo's 1997 fiscal year (2/28/97), and ending at the end of Apollo's 2001 fiscal year
        (2/28/01), (although Executive shall have a period of 90 days thereafter to exercise the Performance Options) Executive shall be entitled to exercise Performance Options to purchase 5,088 shares, which is equal to .6% of the Common Stock outstanding at the time of the Merger, of Common Stock at the Option Price per share if Apollo achieves the annual earnings ("Annual Earnings") and cumulative earnings ("Cumulative Earnings") targets set forth on Schedule 1 of this Agreement; or
                                        ----------

                    (B) For each fiscal year from the Closing commencing with the end of Apollo's 1997 fiscal year (2/28/97), and ending 90 days after the end of Apollo's 2001 fiscal year (2/28/01), in which Performance Options do not become exercisable by the Executive pursuant to the preceding subparagraph (A), the Board of Directors of Apollo shall have the full and complete discretion to permit exercises by the Executive of Performance Options to purchase 1,272 shares, which is equal to .15% of the Common Stock outstanding at the time of the Merger, of the Common Stock at the Option Price per share.

                (ii) Subject to Section 4(d) (which is applicable if Executive's employment is terminated, other than due to the expiration of the term of this Agreement, prior to an Exit Event), upon the occurrence of an Exit Event (as defined below), irrespective of when such event occurs, if (x) the Cumulative Earnings targets set forth on Schedule 1 to this
                                                            ----------
        Agreement up to the date when the Exit Event occurs have been achieved, or (y) the Exit Event conditions set forth in Section 4(b) (vi) (x) and
        (y) are met, the Executive shall be entitled to exercise Performance Options to purchase the Maximum Option Shares (after deducting the number of Performance Options previously exercised pursuant to subsection 4(b), such adjusted number being referred to herein as the "Adjusted Maximum Option Shares") at the Option Price per share.

                (iii) Within 90 days after termination of Apollo's 2001 fiscal year, if the Cumulative Earnings target set forth on Schedule 1 to this
                                                             ----------
        Agreement has been achieved, the Executive shall be entitled to exercise Performance Options to purchase the Adjusted Maximum Option Shares at the Option Price per share, provided, however, that the foregoing shall not apply if the Executive's employment has been terminated for Cause or if Executive voluntarily terminates employment prior to the fifth anniversary of the Commencement Date. This provision shall apply if the Executive's employment is terminated pursuant to Sections 7(a), 7(b) or 7(c).

                (iv) For purposes of this Agreement, "Exit Event" shall mean (A)
        (I) the sale, in a single transaction or series of related transactions, of 50.01% or more of the consolidated assets of the Company generating 50.01% of the consolidated revenues (including Intermetrics, as successor by merger) or (II) after September 30, 1995, a change of 50.01% or more in the beneficial ownership of the outstanding Common Stock of Apollo or in the Company on September 30, 1995 (other than changes in beneficial ownership because of transfers of Common Stock of Apollo to Permitted Transferees as defined in the Stockholders
        Agreement or pursuant to Section 5.11 of the Stockholders Agreement),
        (B) the merger or consolidation of Apollo or the Company with another company where Apollo or the Company is not the surviving entity or where the shareholders of Apollo or the Company prior to the merger or consolidation do not own such number of shares of the surviving entity as is sufficient to control the surviving entity, or (C) a public offering is completed which results in aggregate gross proceeds of sale of at least $18,750,000, and the Company's or Apollo's outstanding Common Stock having an aggregate market valuation of at least $75,000,000 or the Company or Apollo has a class of common stock registered under the Securities Exchange Act of 1934 and the conditions set forth in Section 4(b) (vi) (x) and (y) have been met ("Public Offering").

                (v) For purposes of this Section 4(b), Annual Earnings and Cumulative Earnings shall be computed based upon the guidelines set forth in Schedule 1 to this Agreement.
                 ----------

                (vi) At the time of an Exit Event, the following conditions must be met for the purposes of Section 4(b) (ii) (y):

                (x) the internal rate of return to the holders of Apollo's Common Stock who purchased at the Closing (the "Original Holders") exceeds 40% in the aggregate, after dilution for exercise of warrants and vested options issued by Apollo, based on the Common Stock issued to all Original Holders at the Closing; and

                (y) the value of the Original Holders' Common Stock is at least $26.5 million in cash or in value of other consideration, after dilution for exercise of warrants and vested options issued by Apollo, net of all expenses of sale (or if some of the shares of the Original Holders' Common Stock have been redeemed or repurchased by Apollo prior to the Exit Event and retired and/or canceled or held as treasury stock, such lower cash or value number equal to five times the Original Holders' investment in the shares issued pursuant to the Stockholders Agreement and not previously redeemed, repurchased or held by Apollo as treasury stock at the time of the Exit Event).

        (c) Bonuses. The Executive shall be entitled to receive annual cash bonuses, each in the amount of $30,000, to be paid to the Executive by the Company on April 1st of each year beginning in 1996, subject to the provisions of Section 7. In addition, the Executive shall receive additional cash bonuses payable at the sole discretion of the Board of Directors of the Company and/or Apollo. Any and all cash bonuses payable hereunder shall be subject to all applicable withholding and other taxes.

         (d) Adjustment on Termination. In the event that executive is terminated pursuant to Section 7(b), (c) or (d) of this Agreement prior to an Exit Event or the term of this Agreement has expired and the Agreement has not been renewed:

         The following shall apply to the Performance Options (Section 4 (b) (i) and (ii) of this Agreement): the Executive shall be entitled to exercise a pro rata percentage of the Performance Options under Section 4 (b) (i) and (ii) of this Agreement (to the extent that such Options would have been earned) for the full fiscal year in which the Termination Date occurs determined by multiplying the Adjusted Maximum Option Shares by a fraction, the numerator of which is the number of fiscal quarters from the Closing to the Termination Date and the denominator of which is the number of fiscal quarters from Closing to the end of Apollo's 2001 fiscal year.

     With respect to options issued pursuant to Section 4(d), any exercise by Executive of his put rights under section 5.04, 5.05 or 5.06 of the Stockholders Agreement, or any exercise by Apollo of its call rights under Section 5.04, 5.05 or 5.06 of the Stockholders Agreement, shall also apply to the same percentage of Performance Options issued under Section 4(d), except that the issuance date of such Securities shall be deemed to be the date of exercise of such Performance Options for purposes of calculating the Redemption Price (as defined in the Stockholders Agreement).

     All Performance Options which become exercisable shall remain vested whether or not the Executive remains employed by the Company.

         (e) Preemptive Rights. The number of Performance Options shall be subject to the same anti-dilution protections, if any, that all Stockholders of Apollo may have with respect to shares of common stock of Apollo, as a group, on a pro rata basis with all Stockholders including, without limitation, pursuant to Section 5.09 of the Stockholders Agreement. If the number of Performance Options are adjusted pursuant to this provision, the exercise price of said options may be adjusted if appropriate to maintain the relative rights of Executive and the other Stockholders, as determined in good faith by the Board of Directors of Apollo.

     5. Employment Benefits and Loans. (a) Benefits. During the Employment Term, the Executive shall be entitled to the following employment benefits (collectively, the "Benefits"):

          (i) five weeks paid vacation in each year of the Employment Term and sick leave in accordance with the Company's policies from time to time in effect for executive officers of the Company;

          (ii) participation, subject to qualification requirements and provided Executive meets eligibility requirements, in medical or hospitalization plans, life insurance policies, dental plans and long-term and short-term disability policies which are presently in effect or hereinafter instituted by the Company and applicable to its executive officers generally ("Company-sponsored benefits"); the Company agrees to pay in full for Executive's coverage under such policies;

          (iii) participation, subject to continued maintenance thereof by the Company and provided Executive meets eligibility and classification requirements, in other employee benefit plans which are from time to time applicable to the Company's executive officers generally;

          (iv) in addition to the Company's life insurance policies provided to executive officers, the Company will pay Executive the actual cost of life insurance premiums up to a maximum of $7,500 per annum for life insurance obtained by the Company on the life of Executive in the amount of $500,000 payable to beneficiaries designated by Executive; and

          (v) the Company shall provide Executive a car in accordance with the Company's policies with respect to cars.

Executive agrees to submit to an annual physical examination with a doctor of his choice, which examination shall take place in the metropolitan Boston or New York City area (the "Area"), at the Company's expense prior to the execution of this Agreement with respect to life and disability insurance to be maintained on Executive by the Company. Each year during which this Agreement is in effect the Company agrees to pay for one physical examination in the Area with a doctor of his choice, and the Executive agrees to have such annual physical examination. The Executive agrees to deliver to the Company pursuant to this Agreement, copies of any physical examination reports received from the doctor conducting the examination. The Executive's coverage under the life and disability insurance policies referenced throughout this Agreement shall be in force with the insurance company selected by the Company no later than forty-five (45) days after the Commencement Date or such later date as the Company can obtain such policies using its best efforts.

     6. Expenses. During the Employment Term, the Company will reimburse the Executive, upon presentation of proper vouchers, for all reasonable travel, entertainment and other out-of-pocket expenses reasonably and appropriately incurred by the Executive in the performance of his duties hereunder.

     7. Termination.

          (a) Cause. The Company may, at any time, and in its sole discretion, terminate the employment of the Executive hereunder for Cause, effective as of the date (the "Termination Date") of written notice (the "Termination Notice") to the Executive specifying the nature of such Cause. For purposes of this Agreement, "Cause" shall mean if the Executive (i) fails or refuses to act in any material respect in accordance with the reasonable directions of the Board of Directors or Chief Executive Officer of Apollo or the Company in a manner that would constitute an act of insubordination or is in continuing willful material breach of this Agreement; provided, however, that in such case the Company shall give Executive a Termination Notice specifying the directions the Executive failed to follow or the material breach of this Agreement, and the Executive shall have a reasonable period of time after the date of the notice to cure such action; (ii) has been convicted of a felony; or (iii) has committed any act of fraud, misappropriation of funds or embezzlement in connection with his employment. During the cure period referred to in subsection (i), the Board of Directors of Apollo may cause the Company to suspend the employment of the Executive hereunder if the conduct of the Executive constituting Cause is deemed to have a potential negative affect on the Company as determined in good faith by the Board of Directors of Apollo in its sole determination. If the Executive has not cured such action within the specified cure period, the employment of the Executive shall be terminated by the Company for Cause. If the employment of the Executive hereunder is terminated pursuant to this
     Section 7(a), the Company and Apollo shall have no further obligations to the Executive hereunder after the Termination Date other than the payment of Base Salary accrued and unpaid under Section 4 hereof through the Termination Date, or except as otherwise provided by law.

          (b) Termination by the Company for actions other than Cause. For actions other than Cause, the Company may, at any time, and in its sole discretion, terminate the employment of the Executive hereunder for any or no reason by delivery to him of a Termination Notice. Such termination shall be effective on the date of the Termination Notice; provided, however, that (i) in addition to the benefits set forth in subparagraph
     (ii) below, if the Executive is terminated prior to the end of the first full year of the Employment Term, the Company shall continue to pay the Executive, through the end of such first full year of his Employment Term, on a monthly basis, the Executive's Base Salary (not to exceed an aggregate amount of $19,167 per month), plus prorated Bonus, in accordance with the provisions of Section 4(a) hereof and medical benefits as in effect during the year of such termination; (ii) in addition to the benefits, if any, set forth in subparagraph (i) above, if the Executive is terminated for reasons other than Cause at any time, or the Company gives written notice to Executive to terminate this Agreement pursuant to Section 2 or if an employment agreement is not renewed on mutually agreeable terms (provided that Sections 4(b) and (d) shall be included in such agreement), the Company shall pay one-half of Executive's Base Salary, on a monthly basis, and one-half of his Bonus, on an annual basis, for a period of four years following the later of the one-year period referred to subparagraph (i) above or the Termination Date; plus, the Company shall continue medical benefits and the disability benefits set forth in Section 7(c) for the greater of the remaining Employment Term or 18 months after the Termination Date, and (iii) the benefits in Section 4(d) of this Agreement shall apply. The severance payments referred to in subparagraphs (i) and (ii) above shall be in lieu of, and shall otherwise replace, any and all payments which the Company may owe to Executive upon termination of employment under the Non-Competition Agreement dated August 21, 1995 between Intermetrics, Inc. and the Executive ("Non-Competition Agreement"). The Executive shall also be entitled to exercise the applicable "put" provision under the Stockholders Agreement with respect to shares of Apollo Common Stock owned by the Executive set forth in the Stockholders Agreement. If the employment of the Executive hereunder is terminated pursuant to this Section 7(b), the Company and Apollo shall have no further obligations hereunder except as expressly provided herein, or as otherwise provided by law.

     (c) Disability.

          (i) Temporary Disability. In the event that any time during the Employment Term, the Executive, due to physical or mental injury, illness, disability or incapacity, shall fail to render satisfactorily the services to be performed by the Executive under this Agreement either for a consecutive period of three (3) months or for a non-consecutive period of six (6) months within any twelve month period, the Board of Directors of the Company may, at its option, determine that such disability is long term or place the Executive on temporary disability leave during the subsequent pendency of such injury, illness, disability or incapacity for a period of up to three (3) months or until subparagraph (c) (ii) becomes applicable if Executive is disabled for more than three months, during which period the Company shall continue to pay (to the extent not paid pursuant to disability insurance provided by the Company) to the Executive the Base Salary as provided in Section 4(a) and the Company-Sponsored Benefits, but only to the extent permitted by such policies or plans.

          (ii) Long-Term Disability. If such injury, illness, disability or incapacity persists and is long--term (any such disability shall be deemed to be long-term in nature if the Executive's physician advises the Board of Directors of Apollo that such disability can be expected to last for a period of at least six consecutive months or for a period of 6 months in any 12 month period), Executive meets the definition of disability under the Company's disability policies and the Executive cannot fulfill his duties as determined in good faith by the Board of Directors, the Company shall have the option at any time after the Executive is on disability leave to terminate the employment of the Executive hereunder upon not less than thirty (30) days' written notice to the Executive. In addition to the Company's rights set forth in the preceding sentence, if at any time the Company receives the written opinion of two doctors (one doctor to be selected by each of the Company and the Executive, and if such doctors disagree as to whether the Executive is suffering from a long-term disability, a third doctor will be selected mutually by the Executive and the Company, whose determination will be final) that the Executive cannot render satisfactorily the services to be performed by him under this Agreement because of a long-term disability, the Board of Directors of the Company may terminate the Executive's employment hereunder within thirty
     (30) days of receipt of such doctors' reports. The Company can require Executive to have the physical examinations described in the preceding sentence at any time for the purpose of determining whether or not Executive has a long-term disability, and Executive agrees to submit to such examinations upon request of the Company. If the employment of the Executive hereunder is terminated pursuant to this Section 7(c) because of a long-term disability, the Executive shall receive the following from the

     Company (i) benefits under the Company's long-term disability policy and medical benefits for a period commencing on the Termination Date and ending on Executive's sixty-fifth birthday, (ii) for the first 12 months following disability, his Base Salary plus Bonus (less amounts received under subparagraph (i) above), and thereafter $9,000 per month (less amounts received under subparagraph (i) above) or such greater amount as the Company's regular disability insurance policy permits, (iii) the rights set forth in section 4(d) of this Agreement, and (iv) at no greater out-of-pocket cost to the Executive than incurred prior to termination, the Company-sponsored Benefits, but only to the extent permitted by such policies or plans. The Executive shall also be entitled to exercise the applicable "put" provision contained in the Stockholders Agreement with respect to shares of Apollo Common Stock owned by the Executive subject to the limitations set forth in the Stockholders Agreement. If the employment of the Executive hereunder is terminated pursuant to this Section 7(c), the Company and Apollo shall have no further obligations hereunder except as expressly provided under this Section 7(c), or as otherwise provided by law.

          (iii) Executive's Health. Executive hereby represents to Apollo and the Company that as of the date of execution of this Agreement, and that to the best of his knowledge, he is in good health and is not aware of any health condition that could lead to a temporary or long-term disability.

          (d) Death. If the Executive dies during the Employment Term, the employment of the Executive hereunder shall terminate immediately upon the death of the Executive. If the employment of the Executive hereunder is terminated pursuant to this Section 7(d), the Company and Apollo shall have no further obligations hereunder after the Termination Date other than the payment to the Executive's estate, legal representatives, heirs, successors, assigns or other beneficiaries of (i) accrued Base Salary (as in effect during the year of such death) up to the date of the Executive's death, (ii) the rights set forth in Section 4(d) of this Agreement, and
     (iii) at no greater out-of-pocket cost to the Executive than incurred prior to termination, the Company-sponsored Benefits, but only to the extent permitted by such policies or plans. The Executive's estate, legal representatives, heirs, successors, assigns or other beneficiaries shall be entitled to the benefit of the exercise of the applicable "put" provision under the Stockholders Agreement with respect to Apollo's Common Stock owned by the Executive at his death subject to the limitations set forth in the Stockholders Agreement. If the employment of the Executive hereunder is terminated pursuant to this Section 7(d), the Company shall have no further obligations hereunder except as expressly provided under this Section 7(d), or as otherwise provided by law.

          (e) Change of Control. In the event that there is a change of control of the Company, including an Exit Event (as defined in Section 4(b)(iv) hereof) other than a Public Offering (a "Change of Control"), which Change of Control event is being negotiated or takes place at any time during which Executive's full time employment is continuing hereunder, and this Agreement is expressly assumed by the party effecting such Change of Control, the Executive shall subject to the terms hereof continue to render his services to the Company pursuant to Section 3 above, for a period of 18 months from the date of the consummation or closing of the event constituting the Change of Control, even if it is beyond the term of this Agreement, after which period the Executive may elect to discontinue his services to the Company. Notwithstanding any such discontinuance by the Executive, the Company shall continue to pay the Executive his Base Salary, in accordance with Section 4 hereof, and shall continue to provide the Benefits (as defined in Section 5 hereof) to the Executive for the remainder of the Employment Term, and the provisions of Section 7 to the extent they survive the termination of Employment by Executive shall continue to be applicable.

          (f) Notice of Termination. Any termination of the Executive's employment by the Company pursuant to Section 7 (a), (b), (c) or (d) shall be communicated by a written Termination Notice to the Executive in accordance with Section 11 hereof. For purposes of this Agreement, a "Termination Notice" shall mean only a notice which is based upon, and shall indicate, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

          (g) Voluntary Termination. If the Executive voluntarily terminates his employment hereunder, the Company and Apollo shall have no further obligations to the Executive hereunder after the date of voluntary termination other than the payment of Base Salary and bonus accrued and unpaid under Section 4 hereof through the date of voluntary termination, or except as otherwise provided by the Stockholders Agreement or by law.

     8. Disclosure of Information. The Executive shall not, during or after the Employment Term, disclose any confidential or proprietary information of the Company to any person, firm, corporation, association, limited liability company, or other entity (other than the Company, its affiliates or subsidiaries or officers thereof or other than as necessary in the performance of his duties as Executive) for any reason or purpose whatsoever, nor shall the Executive make use of any such confidential or proprietary information for his own purpose or for the benefit of any person, firm, limited liability company, corporation or other entity, except the Company. As used in this Section 8, the term

"confidential or proprietary information" means all information which is known to the Company or the Executive or to employees, former employees, consultants or others in a confidential relationship with the Company, is specific to the Company or is developed by the Company regarding the industry and relates to matters such as trade secrets, research and development activities, computer or multimedia related software or software concepts in development, books and records, customer lists, vendor lists, suppliers, distribution channels, pricing information and private processes as they may exist from time to time which the Executive acquired or obtained by virtue of work heretofore performed for the Company; provided, that the term "confidential or proprietary information" shall not include (i) information that is or becomes generally available to the public (other than as a result of an unauthorized disclosure by the Executive), (ii) information which must be disclosed by law but only to the extent necessary to comply with such law, and (iii) information which must be disclosed in order for him to carry out his duties under this Agreement but only to the extent necessary to carry out said duties.

     9. Non-Competition. The parties mutually agree to the importance of the provisions of the Non-Competition Agreement to this Employment Agreement and the provisions of the Non-Competition Agreement are incorporated herein by reference.

     10. Conflicting Agreements. The Executive hereby represents and warrants to the Company that (a) neither the execution of this Agreement by the Executive nor the performance by the Executive of any of his obligations or duties hereunder will conflict with or violate or constitute a breach of the terms of any employment or other agreement to which the Executive is a party or by which the Executive is bound, and (b) the Executive is not required to obtain the consent of any person, firm, corporation, limited liability company or other entity in order to enter into this Agreement or to perform any of his obligations or duties hereunder.

     11. Notices. Any notice, request, information or other document to be given under this Agreement to any party by any other party shall be in writing and delivered personally, sent by registered or certified mail, postage prepaid, delivered by a nationally recognized overnight courier service or transmitted by facsimile machine addressed as follows:

     If to the Company or Apollo:

          Apollo Holding, Inc.
          c/o Joel N. Levy/Peter M. Schulte, L.L.C.
          135 East 57th Street
          New York, New York 10022
          Attention: Peter M. Schulte

          Facsimile No.: (212) 980--2630

     with a copy to:

          Windels, Marx, Davies & Ives
          156 West 56th Street
          New York, New York 10019
          Attention: James P. Conroy, Esq.
          Facsimile No. (212) 262--1215

                         -and-

          Intermetrics, Inc.
          733 Concord Avenue
          Cambridge, Massachusetts 02138
          Attention: Chief Executive Officer
          Facsimile No. (617) 661-4374

     If to the Executive:

          Joseph Saponaro
          33 Edward Drive
          Winchester, MA 01890

          or at his then current address
          included in the employment records
          of the Company

     with a copy to:

          Goodwin, Procter & Hoar
          Exchange Place
          Boston, Massachusetts 02109-2881
          Attention: Joseph L. Johnson, III
          Facsimile No. 617-523-1231

or to such other address as a party hereto may hereafter designate in writing to the other party, provided that any notice of a change of address shall become effective only upon receipt thereof.

     12. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Executive and their respective heirs, legal representatives, successors and permitted assigns.

     13. Entire Agreement. This Agreement, the Non-Competition Agreement and the Stockholders Agreement contain the entire understanding between the Company, Apollo and the Executive with respect to the employment of the Executive and supersedes all prior negotiations and understandings between the Company, Apollo and the Executive with respect to the employment of the Executive by the Company. This Agreement may not be amended or modified except by a written instrument signed by the Company, Apollo and the Executive.

     14. Severability. In the event any one or more provisions of this Agreement is held to be invalid or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall remain in full force and effect, unaffected by such invalidity or unenforceability.

     15. Applicable Law; Submission to Arbitration. This Agreement and the rights, obligations and relations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof. If there is a conflict between the laws of New York and any other state with respect to this Agreement, the provisions of New York law shall govern, except that with respect to corporate matters concerning Apollo or the Company, Delaware law shall govern.

     Any disputes hereunder which cannot be resolved by negotiation between the parties hereto shall be submitted to, and determined by, arbitration in accordance with the Arbitration Rules of the American Arbitration Association, and the parties hereto agree to be bound by the final award of the arbitration panel (which shall be comprised of three members, one to be selected by each of Apollo and the Executive, and the third to be mutually selected by Apollo and the Executive) in any such proceeding. The arbitration panel shall apply the law of the State of New York. Arbitration may be held in the State of New York, the Borough of Manhattan, or such other place as the parties hereto may mutually agree. Judgment upon the award by the arbitration panel may be entered and enforced in any court having jurisdiction thereof. The arbitration panel may order injunctive relief against any party.

     16. Headings. The headings of sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     17. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.

     18. Indemnification.

     (a) Unless otherwise prohibited by law, the Company and Apollo shall indemnify Executive, if Executive is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, or by or in the right of the Company or Apollo to procure a judgment in its favor, by reason of the fact that Executive is or was a director, officer, employee or agent of the Company or Apollo, or is or was serving at the request of the Company or Apollo as a director, officer, employee, manager or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys' reasonable fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with such action, suit or proceeding if Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Company and/or Apollo, as applicable. The determination of whether Executive is entitled to indemnification hereunder shall be made by a court of competent jurisdiction in a final non-appealable judgment. The Company and Apollo shall be entitled to direct the defense of any claim for which either of them is providing indemnification.

     (b) Expenses incurred in defending any threatened or pending civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Apollo and the Company in advance of the final disposition of such action, suit or proceeding, to the extent permitted by law, upon receipt of an undertaking by or on behalf of the Executive to repay such amount if it is ultimately determined, in a final non-appealable judgment, that Executive is not entitled to be indemnified against such expenses. This undertaking by Executive shall be an unqualified general undertaking, but no security for such undertaking will required.

     (c) Executive's right hereunder will be in addition to any indemnification provided to Executive by any law, agreement, Board resolution, provision of the Articles of Incorporation (or Certificate of Incorporation) or By-laws of the Company or Apollo, or otherwise. All of Executive's rights hereunder will continue even after Executive has ceased to be a director, officer, employee or agent of the Company and/or Apollo for any reason, will inure to the benefit of the heirs, executors and administrators of Executive, and will survive termination of this Agreement. Apollo and the Company shall be jointly and severally liable to Executive with respect to any amounts which become due to be paid to or for the benefit of Executive hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                           IMT ACQUISITION CORP.


                                           By: /s/ Michael B. Alexander
                                              ---------------------------------
                                              Name: Michael B. Alexander
                                              Title: Chief Executive Officer


                                           APOLLO HOLDING, INC.


                                           By: /s/ Michael B. Alexander
                                              ---------------------------------
                                              Name: Michael B. Alexander
                                              Title: Chief Executive Officer

                                               /s/ Joesph A. Saponaro
                                              ---------------------------------
                                              JOESPH A. SAPONARO

                                   SCHEDULE 1

EBITDA DEFINITION

     This definition of EBITDA is intended to clearly define earnings derived solely from the normal operations of the Company on a consolidated basis (for the President and the Chief Executive Officer, excluding the earnings which result from the acquisition of any business after the closing ("Closing") of the Merger Agreement).

     EBITDA, with respect to any fiscal period, shall be obtained from the Company's consolidated annual audited income statement and shall be defined as follows:

      (i)   Operating income plus interest income and less interest expense;

     (ii) plus depreciation, amortization and other similar non-cash charges, software development and design and research and development expenses in the aggregate in excess of $100,000 not reimbursed by a third party at the time of the expense;

    (iii) plus consulting fees described in Sections 3(a)(i) and (ii) of the Consulting Agreement between the Company and Joel N. Levy/Peter M. Schulte, L.L.C. and the Consulting Agreement between the Company and the Westgate Capital Co.;

     (iv) plus any charges to income related to the grant, issuance or exercise of stock options to management of, or lenders to, Apollo, the Company or their subsidiaries;

      (v) less extraordinary and nonoperating gains and plus extraordinary and nonoperating losses, including, without limitation, any prepayment penalties resulting from the retirement of debt before its scheduled repayment date;

     (vi) plus any expenses incurred or minus reimbursement received, both net of reserves, in settlement of any claims or other items related to the assets and liabilities of Apollo or the Company for events occurring prior to the closing of the Merger Agreement;

    (vii) plus the special bonuses to be paid to Michael B. Alexander by the Company on September 15, 1996 and September 15, 1997;

   (viii) plus travel, lodging and entertainment expense for Directors of Apollo and the Company;

     (ix) minus gains or plus losses from the sale of assets other than write-offs in the ordinary course of business;

      (x) plus charges amortized or expensed relating to future acquisitions of Apollo or the Company;

     (xi) plus extraordinary litigation expenses and extraordinary legal and accounting expenses;

    (xii) plus amortization or expenses relating to asset write-ups in connection with the acquisition of the Company; and

   (xiii) plus in the first twelve months only, expenses for special consultants, not in the ordinary course, but this adjustment shall be limited to a maximum of $100,000.

     In the event of a loss from a catastrophe or other casualty loss, an act of God (including, but not limited to, fire, flood, wind damage, lightning or other event), industrial sabotage, labor strikes, disputes or work stoppages or any other unforeseen event (whether at the Company or at any of its vendors), which such event or events shall cause a disruption or cessation of all or a portion of the normal business operations of the Company for a period of forty-eight hours or longer, then for purposes of the determination of operating earnings, to the extent that the Company is not reimbursed by its business interruption insurance policy, the final amount will be credited with an amount equal to the product of the daily average operating earnings for the period of the Company's normal business operation for the two most recent fiscal years (as adjusted by an aggregate annual amount [including depreciation and amortization as set forth in Intermetric's financial statements) of plus $1,915,000 for 1994 and by plus $3,257,000 for 1995, respectively), whichever is larger, and the number of days that the normal business operations were disrupted or ceased.